EXECUTIVE SEVERANCE AGREEMENT

AGREEMENT between Saia, Inc., a Delaware corporation (“Saia”), and Frederick J. Holzgrefe, III (the “Executive”) dated as of September 10, 2014 (“Effective Date”),

WHEREAS, the Compensation Committee of the Board of Directors (the “Board”) of Saia has recommended, and the Board has approved, Saia entering into severance agreements with key executives of Saia and its Subsidiaries (hereinafter sometimes collectively referred to as the “Corporation”); and

WHEREAS, the Executive is a key executive of Saia or one of its Subsidiaries and has been selected by the Board as a key executive; and

WHEREAS, should Saia receive any proposal from a third person concerning a possible Business Combination with, or acquisition of equity securities of, Saia, the Board believes it important that the Corporation and the Board be able to rely upon the Executive to continue in his position, and that Saia have the benefit of the Executive performing his duties without his being distracted by the personal uncertainties and risks created by such a proposal.

NOW, THEREFORE, the parties agree as follows:

1. Definitions.

(a) “Affiliate” and “Associates” shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date hereof.

(b) “Beneficial Owner” of shares shall include any Voting Shares:

(i) which such person or any of its Affiliates or Associates beneficially own, directly or indirectly, or

(ii) which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding, or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of Saia.

(c) “Business Combination” means:

(i) any merger or consolidation of Saia with or into (1) any Substantial Stockholder (as hereinafter defined) or (2) any other corporation (whether or not itself a Substantial Stockholder) which, after such merger or consolidation, would be an Affiliate of a Substantial Stockholder, or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with (1) any Substantial Stockholder or (2) an Affiliate of a Substantial Stockholder of any assets of Saia or any Subsidiary having an aggregate fair market value of $5,000,000 or more, or

(iii) the issuance or transfer by Saia (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to (1) any Substantial Stockholder or (2) any other corporation (whether or not itself a Substantial Stockholder ) which, after such issuance or transfer, would be an Affiliate of a Substantial Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Substantial Stockholder or an Affiliate of a Substantial Stockholder, or

(v) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Substantial Stockholder or an Affiliate of a Substantial Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding             shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Substantial Stockholder or by an Affiliate of a Substantial Stockholder.

(d) “Cause” means conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal, or an adjudication by a court of competent jurisdiction, which is no longer subject to direct appeal, that the Executive is mentally incompetent or that he is liable for willful misconduct in the performance of his duty to the Corporation which is demonstrably and materially injurious to the Corporation.

(e) “Change of Control,” for the purposes of this Agreement, shall be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of the Corporation after the date hereof and as a result thereof becomes the beneficial owner of shares of the Corporation having 20% or more of the total number of votes that may be cast for election of directors of Saia; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the directors then serving on the Board of Directors of Saia shall cease to constitute a majority of the Board of Directors of Saia or any successor to Saia.

(f) “Corporation” means Saia and its Subsidiaries.

(g) “Normal Retirement Age” means the last day of the calendar month in which the Executive’s 65th birthday occurs.

(h) “Permanent Disability” means a physical or mental condition which permanently renders the Executive incapable of exercising the duties and responsibilities of the position he held immediately prior to any Change of Control.

(i) “Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following shall have occurred: (i)  Saia enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (ii) Saia or any person or “group” as defined in Section 3(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces an intention to take or consider taking actions which, if consummated would constitute a Change in Control; (iii) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(j) “Subsidiary” means any domestic or foreign corporation, limited liability company, or partnership, for which a majority of the shares or ownership interest of such entity is owned directly or indirectly by Saia or by other Subsidiaries.

(k) “Substantial Stockholder” means, in respect of any Business Combination, any person (other than Saia) who or which is on the record date for the determination of stockholders entitled to notice of and to vote on such Business Combination, or as of the time of the vote on such Business Combination, or immediately prior to the consummation of any such transaction,

(i) is the Beneficial Owner, directly or indirectly, of not less than 10% of the Voting Shares, or

(ii) is an Affiliate of Saia and at any time within five years prior thereto was the Beneficial Owner, directly or indirectly, of not less than 10% of the then outstanding Voting Shares, or

(iii) is an assignee of or has otherwise succeeded to any shares of capital stock of Saia which were at any time within five years prior thereto beneficially owned by any Substantial Stockholder, and such assignment or succession shall have occurred in the course of a transaction or a series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

(m) “Voting Shares” means the outstanding shares of capital stock of Saia entitled to vote generally in the election of the directors.

2. Services During Certain Events. In the event a third person begins a tender or exchange offer or takes other steps seeking to effect a Change of Control, the Executive agrees that he will not voluntarily leave the employ of the Corporation without the consent of the Corporation, and will render the services contemplated in the recitals of this Agreement, until the third person has abandoned or terminated his or its efforts to effect a Change of Control or until 90 days after a Change of Control has occurred. In the event the Executive fails to comply with the provisions of this Paragraph, the Corporation will suffer damages which are difficult, if not impossible, to ascertain. Accordingly, should the Executive fail to comply with the provisions of this Paragraph, the Corporation shall retain the amounts which would otherwise be payable to the Executive hereunder as fixed, agreed and liquidated damages but shall have no other recourse against the Executive.

3. Termination After Change of Control. “Termination” shall include (a) termination by the Corporation of the employment of Executive with the Corporation within two years after a Change of Control for any reason other than death, Permanent Disability, retirement at or after his Normal Retirement Age, or Cause or (b) resignation of the Executive after the occurrence of any of the following events within two years after a Change of Control of Saia:

(a) An adverse change of the Executive’s title or a reduction or adverse change in the nature or scope of the Executive’s authority or duties from those being exercised and performed by the Executive immediately prior to the Change of Control.

(b) A transfer of the Executive to a location which is more than 50 miles away from the location where the Executive was employed immediately prior to the Change of Control.

(c) Any reduction in the rate of Executive’s annual salary below his rate of annual salary immediately prior to the Change of Control.

(d) Any reduction in the level of Executive’s fringe benefits or bonus below a level consistent with the Corporation’s practice prior to the Change of Control.

4. Termination Payment. In the event of a Termination, as defined in Paragraph 3, Saia shall provide the Executive the following benefits:

(a) Saia shall pay to the Executive on the first day of the seventh month immediately following the Executive’s last day of employment with the Corporation, as additional compensation for services rendered to the Corporation, a lump sum cash amount (subject to the minimum applicable federal, state or local lump sum withholding requirements, if any, unless the Executive requests that a greater amount be withheld) equal to two times the highest base salary and annual cash incentive bonuses paid or payable to the Executive by the Corporation with respect to any 12 consecutive month period during the three years ending with the date of the Executive’s Termination.

(b) During the two years following Executive’s Termination, the Executive shall be deemed to remain an employee of the Corporation for purposes of the applicable medical, life insurance and long-term disability plans and programs covering key executives of the Corporation and shall be entitled to receive the benefits available to key executives thereunder; provided, however, that in the event the Executive’s participation in any such benefit plan or program is barred, the Corporation shall arrange to provide the Executive with substantially similar benefits. Notwithstanding the preceding, to the extent required to comply with Section 409A of the Code, in the event medical coverage is provided under a self-insured medical expense reimbursement plan maintained by the Corporation, as defined in Section 105(h) of the Code, (a) the amount of medical expenses eligible for reimbursement or to be provided as an in-kind benefit hereunder during a calendar year may not affect the medical expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year (subject to any applicable limit on the amount of medical expenses that may be reimbursed over some or all of the period hereunder), (b) the reimbursement of eligible medical expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred, and (c) the right to reimbursement or in-kind benefits hereunder shall not be subject to liquidation or exchange for another benefit.

(c) The Corporation shall pay the Executive the Termination Payment set forth in this Paragraph due to termination of the Executive’s employment following a Potential Change in Control but before a Change in Control and during the term of this Agreement if: (i) the termination is initiated, caused or directed by any person or group which has initiated a transaction, the consummation of which would result in a Change of Control; and (ii) the termination would have been by the Executive for any of the reasons enumerated in Paragraph 3(a)-3(d) or by the Corporation without Cause if a Change of Control had occurred on the date of the Potential Change in Control.

(d) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Corporation or its Affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would but for this Paragraph 4(d), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if the Executive’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Executive receiving an amount greater than the Reduced Amount. The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

5. Stock Options. In the event of a Change of Control, the Executive’s non-qualified stock options and incentive stock options granted by the Corporation which are outstanding on the date of the Change of Control, shall immediately vest and Executive shall have 12 months from the date of the Change of Control to exercise said options (but not beyond the term of such options).

6. Special Termination. Except as otherwise provided herein, in the event of a termination by the Corporation of the employment of Executive with the Corporation on or prior to the first anniversary of the Effective Date (the “Anniversary Date”), which does not constitute a Termination as defined in Paragraph 3, for any reason other than death, Permanent Disability, or Cause (a “Special Termination”), then Saia shall provide the Executive with the following benefits:

(a) In the first 120 days. If the Special Termination occurs within the first 120 days following the Effective Date, then Executive shall be paid Executive’s base salary for a period of twelve months in accordance with the Corporation’s normal payroll dates in effect as of the date of Executive’s Special Termination as if Executive’s employment had continued for such period. Such payments shall commence on the 90th day following the date of Executive’s termination of employment.

(b) In the first year. If the Special Termination occurs on or after the first 120 days following the Effective Date but on or prior to the Anniversary Date, then Executive shall be paid Executive’s base salary for a period of nine months in accordance with the Corporation’s normal payroll dates in effect as of the date of Executive’s Special Termination as if Executive’s employment had continued for such period. Such payments shall commence on the 90th day following the date of Executive’s termination of employment.

(c) Notice and Payment Cessation. The Corporation’s payment obligations under Paragraph 6(a) or 6(b) shall cease as of the date Executive commences new employment (the “New Start Date”). Executive shall promptly notify the Corporation’s Board of Directors in writing in the event Executive accepts employment within one year of the Special Termination.

(d) Release Condition and Severance Forfeiture. Executive shall be entitled to the amounts and benefits set forth in this Paragraph 6 only if Executive (i) executes a release of all claims against the Corporation and its Affiliates (other than indemnity claims the Executive may have against the Corporation that arise under the Corporation’s by-laws or applicable the D&O insurance) in such form as the Corporation may reasonably prescribe (the “Release”) and such Release becomes effective and irrevocable no later than 60 days following the date of Executive’s termination of employment and (ii) has not materially breached, as of the date of termination, Section 11 (titled “Restrictive Covenants”) of the Restricted Stock Agreement under the Corporation’s First Amended and Restated 2011 Omnibus Incentive Plan dated as of the Effective Date (the “Restricted Stock Award”) and does not materially breach such provisions at any time during the period for which such payments are to be made. If the Executive materially breaches Section 11 of the Restricted Stock Award, all obligations of the Corporation to make any severance, other payment, or provide any benefit under this Paragraph 6 shall permanently cease.

7. General.

(a) Arbitration. Any dispute between the parties hereto arising out of, in connection with, or relating to this Agreement or the breach thereof shall be settled by arbitration in Atlanta, Georgia, in accordance with the rules then in effect of the American Arbitration Association (“AAA”). Arbitration shall be the exclusive remedy for any such dispute except only as to failure to abide by an arbitration award rendered hereunder. Regardless of whether or not both parties hereto participate in the arbitration proceeding, any arbitration award rendered hereunder shall be final and binding on each party hereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of 5 or 7 potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, the Corporation having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The arbitration hearing shall be conducted within 30 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available.

(b) Indemnification. If arbitration occurs as provided for herein, the Corporation shall reimburse the Executive for his reasonable attorneys’ fees, costs and disbursements incurred in such arbitration and hereby agrees to pay interest on any money award obtained by the Executive from the date payment should have been made until the date payment is made, calculated at the prime interest rate of Bank of America, N.A., in effect from time to time, plus 2%, from the date that payment(s) to him should have been made under this Agreement. If the Executive enforces the arbitration award in court, the Corporation shall reimburse the Executive for his reasonable attorneys’ fees, costs and disbursements incurred in such enforcement.

(c) Payment Obligations Absolute. Saia’s obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else, except as provided in Paragraphs 2, 4(d) and 6 hereof. All amounts payable by Saia hereunder shall be paid without notice or demand. Each and every payment made hereunder by Saia shall be final and Saia will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 6, the obtaining of any such other employment shall in no event affect any reduction of Saia’s obligation to make the payments required to be made under this Agreement.

(d) Continuing Obligations. The Executive shall retain in confidence any confidential information known to him concerning the Corporation and its respective businesses until such information is publicly disclosed.

(e) Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

(f) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware.

(h) Termination. This Agreement shall terminate if a majority of the Board of Directors of Saia determines that the Executive is no longer a key executive and so notifies the Executive; except that such determination shall not be made, and if made shall have no effect, (i) within two years after the Change of Control in question or (ii) during any period of time when Saia has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of a majority of the Board of Directors of Saia the third person has abandoned or terminated his efforts to effect a Change of Control.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EXECUTIVE: /s/ Frederick J. Holzgrefe, III	SAIA, INC. By: /s/ Richard D. O’Dell

Frederick J. Holzgrefe, III	Richard D. O’Dell President and Chief Executive Officer